Exhibit 99.1

DayStar Technologies Announces Q2 2008 Financial Results

Continues Progress on Milestones

Santa Clara, CA, Aug. 6, 2008 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of photovoltaic products based on CIGS thin-film semiconductor technology, today announced financial results for its second quarter of 2008, ended June 30, 2008.

Net loss for the second quarter was $7.3 million, or a loss of $0.22 per share, compared with a net loss of $6.4 million, or a loss of $0.42 per share in the second quarter of 2007. The increase in net loss mainly reflects higher research and development expenses for DayStar’s CIGS-on-glass module and manufacturing process development, as expected. The per share loss was calculated on the weighted average common shares outstanding of 33.1 million, compared with 15.0 million in the second quarter of last year, reflecting the company’s public offering in the fourth quarter of 2007.

DayStar had cash, cash equivalents and investments of $47.9 million at June 30, 2008, compared with $56.3 million at March 31, 2008. Except for operating accounts, all of the company’s cash is invested in treasury instruments. As of June 30, 2008, the company had total liabilities of $5.8 million, and total stockholders’ equity was $56 million.

The company also reported second quarter capital investments of $4.5 million to support its planned ramp to commercial production. Outstanding purchase orders for production equipment totaled approximately $15.6 million as of Aug. 4, 2008.

“I am pleased that we have met all of the first-half milestones that we set out at the end of last year,” said Dr. Stephan DeLuca, chief executive officer. “We demonstrated our single stage sputter deposition process, producing CIGS films with greater than 14 percent conversion efficiency over large areas. We produced mini-modules with greater than 11.5 percent conversion efficiency and the modules passed the critical 1000 hour damp heat cycle testing that indicates a 20 year module lifetime.

“During the first half of 2008, DayStar designed, built and began operations of its manufacturing prototype CIGS coater, Big Baby, and we have begun process scale-up by depositing CIGS on 2’x4’ glass panels. We secured a manufacturing facility for our first production line, and we have placed orders for the equipment to build that line. Looking forward, the company expects to have a scaled-up CIGS deposition process on Big Baby by the end of this quarter, and we expect to begin the build-out of the manufacturing line in September, which is necessary for our production line to be up and running in our new facility in the first quarter of next year,” he said.

Conference Call

DayStar will hold its second quarter conference call today, Wednesday, Aug. 6, 2008, at 2 pm Pacific time. To listen to the call, dial (210) 234-0001 approximately 10 minutes prior to the start of the call. The pass code is DayStar. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-0733.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of photovoltaic products based upon CIGS thin film semiconductor technology. For more information, visit the DayStar website at www.daystartech.com.

Certain statements contained in this press release, including statements regarding the future business of DayStar, the timing and progress of its commercial manufacturing capacity, its technological development, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-KSB for the year ended December 31, 2007 and other periodic reports filed with the Securities and Exchange Commission. You should not place undue reliance on the forward-looking statements in this press release, and we disavow any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

IR Contact:

Alexis Pascal/Cathryn Johnson

Stapleton Communications Inc.

650/470.0200

Alexis@stapleton.com

Cathryn@stapleton.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$30,828,340	$61,365,559
Investments	17,028,665	—
Other current assets	590,542	666,511

Total current assets	48,447,547	62,032,070
Property and Equipment, at cost	20,403,430	14,911,021
Less accumulated depreciation and amortization	(7,292,105)	(5,774,823)

Net property and equipment	13,111,325	9,136,198

Other Assets	204,873	72,427

Total Assets	$61,763,745	$71,240,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$3,060,023	$2,622,968
Notes and capital leases payable, current portion	179,954	174,996

Total current liabilities	3,239,977	2,797,964
Long-Term Liabilities:
Notes and capital leases payable	78,768	171,983
Deferred revenue	420,000	420,000
Deferred rent	282,337	—
Stock warrants	1,782,972	2,771,090

Total long-term liabilities	2,564,077	3,363,073
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 33,263,862 and 32,621,262 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	332,639	326,213
Additional paid-in capital	137,964,118	135,387,049
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(72,245,612)	(60,488,213)
Accumulated other comprehensive income	53,937	—

Total stockholders’ equity	55,959,691	65,079,658

Total Liabilities and Stockholders’ Equity	$61,763,745	$71,240,695

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:	$—	$—	$—	$—

Costs and Expenses:
Research and development	3,875,213	2,646,540	6,855,436	4,940,172
Selling, general and administrative	2,053,000	1,761,834	4,790,286	3,162,913
Restructuring	—	171,564	—	1,554,365
Depreciation and amortization	770,457	762,956	1,524,404	1,457,347

Total costs and expenses	6,698,670	5,342,894	13,170,126	11,114,797

Other Income (Expense):
Other income	239,386	41,545	447,771	84,759
Interest expense	(10,711)	(40,268)	(23,162)	(128,326)
Amortization of note discount and	—	(266,911)	—	(4,067,499)
financing costs
(Loss) gain on derivative liabilities	(802,907)	(749,585)	988,118	(2,956,339)
Loss on extinguishment of debt	—	—	—	(6,091,469)

Total other income (expense)	(574,232)	(1,015,219)	1,412,727	(13,158,874)

Net Loss	$(7,272,902)	$(6,358,113)	$(11,757,399)	$(24,273,671)

Weighted Average Common Shares Outstanding (Basic And Diluted)	33,107,248	14,980,229	32,933,857	13,775,359

Net Loss Per Share (Basic and Diluted)	$(0.22)	$(0.42)	$(0.36)	$(1.76)